Exhibit 99.1

Midas Medici Holdings Reports Record FY2011

Financial Results

Midas Revenues grow from $51.6 million to $89.7 million, a 73.7% Increase Year-Over-Year as it Expands Operations Into Brazil

New York, NY – April 18, 2012 – Midas Medici Group Holdings, Inc. (OTCBB: MMED) (“Midas Medici” or “Company”), a global provider of managed IT services, data centers, IT infrastructure and consulting services, today announced record financial results for the period ended December 31, 2011.

Midas Medici Business Overview

Midas Medici is an innovative provider of comprehensive IT infrastructure services and solutions, including managed services, virtualization and cloud computing to medium sized and large commercial enterprises and government institutions in the United States and Brazil.  Midas’ innovative IT and data center services and solutions focus on “cloud” and managed services, data center services, virtualization, storage, business process outsourcing and smart grid which are fulfilled. Midas provides its services at the customer’s in-house data centers, through its partners’ data centers or through a virtual/shared data center or the “cloud”. Customers use Midas to solve problems related to i) the growth of data in their business ii) their need for different locations for their datacenter assets iii) their need to improve datacenter asset productivity and reduce costs and iv) to handle the complex problems with their large datasets. Midas operates through its StraTech (formally Consonus) and UtiliPoint brands in the US and its Cimcorp brand in Brazil. Midas Medici services approximately 900 customers which include The International Monetary Fund, The State of North Carolina, Avaya, Schooldude.com, Banco Do Brasil SA and Banco Central Do Brasil. The Company generates sales through solutions that include both one-time payments as well as long-term maintenance support and services contracts. Midas’ team of highly-skilled and certified engineers enables the Company to provide unique insights to quickly solving clients’ IT infrastructure challenges.

FY 2011 Highlights

●	Net revenues increase a record 73.7% to $89.7 million
●	15% of net revenue growth organic and 85% of net revenue growth from acquisitions
●	International operations contributed $32.5 million or 36% to consolidated net revenues
●	Gross margin contribution increased 64.4% from $15.0 million to $24.6 million
●	Excluding $4.2 million in acquisition related non-recurring costs, SG&A as a percent of net revenues dropped from 37.0% to 32.6% as the business scaled
●	Completed acquisitions of Cimcorp, Inc., Energy Hedge Fund Center, WeatherWise, and Consonus (now known as StraTech)
●	Non-GAAP adjusted net loss attributable to common shareholders increased by 6.0% to $5.6 million from 2010 as net revenues increased by 73.7%
●	Non-GAAP adjusted EPS improved from ($1.21) to ($0.71) in 2011

Twelve Months 2011 Results

Summarized First Twelve Months 2011 Results (‘000)
	FY 2011	FY 2010	Change
Sales	$89,690	$51,626	73.7%
Gross Profit	$24,643	$14,988	64.4%
Selling, General and Administrative Expenses	$33,441	$19,085	75.2%
Net Income (loss) attributable to Common Shareholders	($9,975)	$12,398	N/A
Non-GAAP Adjusted Net Loss*	($5,554)	($5,238)	(6.0%)
EPS	($1.28)	$2.86	N/A
Non-GAAP Adjusted EPS*	($0.71)	($1.21)	+41.3%
*Non-GAAP adjusted net income and EPS exclude $5.3 million of SG&A non-recurring and non-cash expenses for the twelve months ended December 31, 2011 and exclude $17.1 million non-cash gain related to the sale of discontinued operations, $17.2 million gain on extinguishment of debt and $16.3 million goodwill impairment charge for the twelve months ended December 31, 2010.

“Through a series of well-executed and targeted acquisitions in the US and Brazil, we are poised to take advantage of the boom cycle we foresee in cloud-based computing in the Americas,” began Nana Baffour, CEO and Chairman of Midas Medici. Our acquisitions of our US operations including StraTech and Weatherwise (now UtiliPoint Analytics) have provided us the scale in the US to support our clients and also enter the high-demand market of data management and security needs for utility companies.  Shortly after these acquisitions, we quickly corrected staff redundancy which significantly improved the bottom line and revenue per employee. In emerging markets, like Brazil, we see more significant growth prospects through our August 2011 acquisition of Cimcorp. Brazil is the largest and fastest growing IT market and economy in Latin Americas where companies are in the process of reviewing updated IT systems to better position themselves for growth. These investments by government and private businesses in their IT infrastructure is the primary driver for Cimcorp’s growth in 2011 which we still forecast for another year of increased sales and contracts in 2012.“

FY 2011 Data Center Services Revenues
Midas Medici’s data center services are comprised primarily of hosting, bandwidth, managed infrastructure, managed services, software and maintenance support services. Each of Midas’ brands which include Cimcorp, Brazil, StraTech, U.S. and UtiliPoint, U.S. contribute revenues to Data Center Service sales.  For the year ended December 31, 2011, sales of data center services and solutions increased approximately 20% to $36.8 million, representing 41% of total sales in 2011. The Company generated higher sales from organic growth and acquisitions.  Gross margins for Data Center Services remained at approximately 29% for the year.

FY 2011 IT Infrastructure Services and Solutions
IT infrastructure solutions and services include primarily the sale of hardware and software, along with consulting, integration and training services. This Infrastructure when deployed at either the customer location, at a Midas partner location or in the virtual/shared location is  subsequently supported and serviced by Midas during its useful life.  Revenue from this after sales service offering is  captured as part of the Company’s  Data Center Services revenues.  IT infrastructure services and solutions increased 153% from $20.9 million to $52.9 million for the year and maintained approximately 27% gross margins for the year.

2011 Results

Midas Medici’s consolidated revenues for the year ended December 31, 2011 totaled $89.7 million compared to $51.6 million for the year ended December 31, 2010. The sales increase was primarily due to the Company’s acquisition of Brazil-based Cimcorp, which occurred in the third quarter of 2011. Acquisitions added $32.5 million in incremental revenue during the last five months of the year, contributing approximately 36% to consolidated revenues and 85% to consolidated revenue growth in 2011.

Cost of sales for the year were $65.0 million compared to $36.6 million for the year ended December 31, 2010. The increase in cost of sales was primarily due to higher sales contribution from infrastructure solutions, which generate lower margins. Acquisitions contributed $24.1 million of incremental costs of sales. Gross margins were 27.5% and 29.0% for the full year 2011 and 2010, respectively.

Selling, general and administrative (“SG&A”) expenses for the year ended December 31, 2011 were $33.4 million compared to $19.1 million for the year ended December 31, 2010. SG&A expenses increased primarily due to professional service fees related to the Company’s mergers and acquisitions, stock-based compensation charges, as well as the inclusion of $13.6 million in SG&A from acquisitions.

Of the US loss before income tax expense of $6.3 million, approximately $5.9 million relates to either onetime expenses or non cash expenses as follows: $1.5 million was related to non recurring expenses for the various acquisitions closed by the Company during 2011, $1.1 million was for non-cash stock compensation charges and stock issued for consulting services and $3.3 million was for non-cash depreciation and amortization - primarily related to amortization of definite lived intangible assets. Our Brazilian operations, which we acquired in August 1, 2011, contributed a loss before income tax expense of $7.6 million primarily due to acquisition related costs of $2.7 million incurred during August to December 2011 that are non-recurring and $0.2 million in depreciation and amortization. As such $8.8 million of the operating costs that contributed to the Company’s consolidated loss for 2011 are either non-recurring or non-cash.

In December 2011, the US operations reduced headcount for a total cost savings of approximately $1.0 million and the Brazil operations reduced headcount for a total savings of approximately $1.1 million. The benefits will be realized in 2012.

The Brazil operation has recoverable taxes of approximately $6.6 million as of December 31, 2011, which can be used to offset taxes, including those for purchases of services associated with generating our revenues and certain SG&A items and improve the profitability. In 2011 the Company did not optimize the use of these recoverable taxes.

Reported net loss attributable to Midas Medici shareholders was $10.0 million compared to net income of $12.4 million for the year ended December 31, 2010. Reported net loss per share attributable to Midas Medici shareholders was $1.28 per share for fiscal 2011 compared to $2.86 earnings per share for fiscal 2010.  Excluding non-cash charges and non-recurring items of $5.3 million in 2011 and a $17.1 million gain from the sale of discontinued operations, a $17.2 million gain on extinguishment of debt, and a $16.3 million goodwill impairment charge in 2010, non-GAAP adjusted net losses were $5.6 million and $5.2 million in 2011 and 2010, respectively. Non-GAAP, adjusted loss per share decreased 41.3% to $0.71 per share versus a loss of $1.21 per share in 2010.

About MIDAS MEDICI Holding, Inc.

Midas Medici Group Holdings, Inc. (OTCQB: MMED.OB - News) is an innovative managed IT services and infrastructure company that supplies mid-sized and select enterprises and institutions with leading-edge IT solutions in the fields of virtualization, cloud computing and data management, as well as working with utilities and other institutions to transform the electric grid through digital technologies in the United States and Brazil.  Across its Cimcorp, StraTech and UtiliPoint  operations, Midas works with its customers by optimizing IT and data center investments, streamlining communications between departments, reducing costs and preventing data loss, all while maximizing productivity. Through a management team with decades of experience, Midas is positioning itself to take advantage of the high-growth IT industry through its unique specialized services.

For more information on Midas Medici, please visit: www.midasmedici.com.

Forward Looking Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements related to Midas Medici Holding's public offering of common stock and the completion of the offering. These forward-looking statements are based upon Midas Medici's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in Midas Medici's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. There can be no assurance that Midas Medici will complete the offering of shares of common stock. All forward-looking statements are qualified in their entirety by this cautionary statement, and Midas Medici undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

COMPANY
Midas Medici Group Holdings, Inc.
Nana Baffour, CFA, CEO
Tel:  +1-212 792 0921
Email: nbaffour@midasmedici.com
www.midasmedici.com

INVESTOR RELATIONS
MZ
John Mattio, SVP
Tel: US +1-212-301-7130
Email: john.mattio@mzgroup.us
www.mz-ir.com

Midas Medici Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2011 and 2010
(In thousands except share amounts)

ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$1,461	$5,030
Accounts receivable, net	28,374	11,139
Lease payments receivable, current	2,091	-
Lease payments receivable – Westcon	4,000	-
Inventories	3,413	-
Recoverable taxes, current	1,500	-
Deferred costs, current	13,044	9,298
Deferred tax assets, net	-	622
Prepaid expenses and other current assets	2,017	1,278
Total current assets	55,900	27,367

Property and equipment, net	6,317	5,474
Accounts receivable, long-term	70	-
Lease payments receivable, long-term	1,663	-
Lease payments receivable - Westcon, long-term	10,575	-
Recoverable taxes, long-term	5,131	-
Goodwill	25,839	3,765
Other intangible assets, net	14,619	9,022
Other assets	443	-
Deferred costs, net of current portion	1,446	860
Total assets	$122,003	$46,488

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,815	$14,643
Accrued liabilities	12,571	5,042
Westcon capital lease, current	2,890	-
Capital leases, current	1,614	-
Current maturities of long-term debt	15,745	2,238
Current portion of deferred revenue	13,155	14,887
Deferred purchase price	4,791	-
Purchase price contingency	2,464	-
Total current liabilities	90,045	36,810

Long-term debt, net of current maturities	6,479	79
Westcon capital lease, net of current maturities	7,071	-
Capital leases, net of current maturities	1,560	-
Deferred revenue, net of current portion	2,761	1,290
Other long-term liabilities	7,955	-
Deferred tax liabilities	-	2,551
Total liabilities	115,871	40,730

Commitments and contingencies

Redeemable noncontrolling interest	2,267	-

Stockholders' Equity:
Preferred stock $0.001 par value, 10,000,000 shares authorized; no shares issued as of December 31, 2011 and 2010	-	-
Common stock $0.001 par value, 40,000,000 shares authorized; 9,894,374 and 4,808,167 shares issued and outstanding as of December 31, 2011 and 2010, respectively	10	5
Additional paid-in capital	30,888	19,598
Accumulated deficit	(23,784)	(13,809)
Accumulated other comprehensive loss	(3,249)	(36)
Total stockholders' equity	3,865	5,758
Total liabilities and stockholders' equity	$122,003	$46,488

Midas Medici Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years Ended December 31, 2011 and 2010
(In thousands except, share and per share amounts)

	Years Ended December 31,
	2011	2010
Revenues:
Data center services and solutions	$36,819	$30,700
IT infrastructure services	5,075	3,613
IT infrastructure solutions	47,796	17,313
Totals	89,690	51,626

Operating expenses:
Data center services and solutions	26,247	20,430
IT infrastructure services	3,400	2,460
IT infrastructure solutions	35,401	13,748
Selling, general and administrative expenses	33,440	19,085
Depreciation and amortization expense	4,029	3,293
Impairment loss goodwill	-	16,261
Totals	102,517	75,277

Operating loss	(12,827)	(23,651)

Gain on change in fair value of purchase price contingency	1,128	-
Gain on extinguishment of debt	-	17,195
Other income	660	-
Interest expense, net	(4,596)	(1,752)
Foreign currency translation gain	1,757	-

Loss from continuing operations before income tax expense	(13,878)	(8,208)

Income tax benefit	2,382	3,505

Loss from continuing operations	(11,496)	(4,703)
Income from discontinued operations, including gain on sale of $22,224	-	24,551
Income tax expense	-	(7,450)
Income from discontinued operations, net of tax	-	17,101

Consolidated net income (loss)	(11,496)	12,398

Less: net loss attributable to noncontrolling interest	(1,521)	-

Net income (loss) attributable to Midas Medici Group Holdings, Inc. and Subsidiaries	$(9,975)	$12,398

Comprehensive income (loss):
Consolidated net income (loss)	$(11,496)	$12,398
Foreign currency translation loss	(3,213)	-
Unrealized gain on securities available-for-sale	-	11
Total comprehensive income (loss)	(14,709)	12,409
Comprehensive loss attributable to the non controlling interest	1,521	-
Comprehensive income (loss) attributable to Midas Medici Group Holdings, Inc. and Subsidiaries	$(13,188)	$12,409

Income (loss) per share:
Continuing operations - basic and diluted	$(1.28)	$(1.09)
Discontinued operations - basic and diluted	-	3.95
Income (loss) per common share - basic and diluted	$(1.28)	$2.86
Weighted average number of common shares
outstanding - basic and diluted	7,812,775	4,329,624